As filed with the Securities and Exchange Commission on February 5, 2019

Registration No. 333-[xx]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRECIPIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3826	91-1789357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Science Park

New Haven, Connecticut 06511

(203) 787-7888

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Ilan Danieli

Chief Executive Officer

Precipio, Inc.

4 Science Park

New Haven, Connecticut 06511

(203) 787-7888

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Rose

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	42,864,018	$8,144,163	$987.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated February 5, 2019

PROSPECTUS

Common Stock

This prospectus relates to the proposed resale or other disposition of up to 42,864,018 shares of common stock of Precipio, Inc. (the “Company”), par value $0.01 per share, by the selling stockholders, consisting of: (i) 31,536,899 shares of common stock issuable upon the conversion of notes issued to certain selling stockholders as described herein and (ii) up to 11,327,119 shares of common stock issuable upon the exercise of warrants (the “Warrant Shares”) granted to certain selling stockholders as described herein.

On April 20, 2018, the Company entered into a securities purchase agreement (the “Debt Financing Agreement”) with certain investors, pursuant to which the Company issued up to approximately $3.3 million in 8% Senior Secured Convertible Promissory Notes with 100% common stock warrant coverage in multiple closings which took place on April 20, 2018, July 11, 2018, August 20, 2018 and September 20, 2018. The closing of the entire transaction under the Debt Financing Agreement provided the Company with $3,000,000 of gross proceeds in consideration for the issuance of notes with an aggregate principal of $3,296,703. Each note is payable by the Company on the earlier of (i) the one year anniversary after the original issuance date or (ii) upon the closing of a qualified offering, namely the Company raising gross proceeds of at least $7,000,000. The obligations under the Notes are secured, subject to certain exceptions and other permitted payments by a perfected security interest on the assets of the Company. As part of this transaction, the Company issued to the investors warrants to purchase up to 6,593,407 shares of common stock with an exercise price of $0.75 per share which was subsequently adjusted to $0.50 per share on September 17, 2018. Half of these warrants have a one-year term and half have a five-year term.

On November 29, 2018, the Company and the investors amended the above referenced purchase agreement, which we refer to as the Amendment Agreement, to provide for the issuance of up to $1,318,681 of additional notes together with applicable warrants, in one or more tranche, on substantially the same terms and conditions as the previously issued notes and warrants. The conversion price of the notes was amended so that it shall be equal to the greater of $0.25 or $0.05 above the closing bid price of our common stock on the date prior to the original issue date. In the event the notes are not paid in full prior to 180 days after the original issue date, the conversion price shall be equal to 80% of the lowest VWAP in the 10 trading days prior to the date of the notice of conversion, but in no event below the floor price of $0.15. In connection with the amendment, the Company received $1,100,000 of gross proceeds in consideration for the issuance of notes with an aggregate principal value of $1,208,791 and the Company issued to the investors five year warrants to purchase up to 4,501,712 shares of common stock with an exercise price of $0.36 per share. The additional Notes and warrants were subscribed for by the investors that previously participated in the Debt Financing Agreement as well as new investors, including a member of our Board of Directors. In connection with the Amendment Agreement, the Company entered into a letter agreement with the director pursuant to which the parties agreed to reprice certain warrants previously issued to the director, so that the exercise price of those warrants were repriced to $0.50 per share of common stock of the Company.

On March 12, 2018, we entered into a settlement agreement (the “Crede Agreement”) with Crede Capital Group LLC (“Crede”) pursuant to which we agreed to pay to Crede a total sum of $1.925 million (the “Settlement Amount”) over a period of 16 months payable in a combination of cash and stock in accordance with terms contained in the Crede Agreement. On January 15, 2019, we entered into an amendment and restatement agreement with Crede (the “Crede Amendment”), in order to enable the Company to provide Crede with an alternative means of payment of the Settlement Amount, which was $1.45 million on the date of the Crede Amendment, by issuing to Crede a convertible note in the amount of $1,450,000 (the “Crede Note”). The Crede Note was issued on January 15, 2019, as amended and restated on January 28, 2019, and is payable on the earlier of (i) the two year anniversary after the original issuance date or (ii) upon the closing of a qualified offering, namely the Company raising gross proceeds of at least $4,000,000. The Company, at its option, may redeem some or the entire then outstanding principal amount of the Crede Note for cash. The conversion price of the Crede Note shall equal 90% of the closing bid price of our common stock on the date prior to the conversion date. Under applicable rules of The NASDAQ Capital Market, in no event may we issue to Crede upon conversion of the Crede Note more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Crede Amendment which limitation unless we obtain stockholder approval to issue the excess shares of common stock.

On January 29, 2019, we entered into a settlement agreement with Leviston Resources LLC (the “Leviston Agreement”), at which time we issued to Leviston Resources LLC a convertible note in the amount of $700,000 (the “Leviston Note”). The Leviston Note is payable (i) in fourteen equal monthly installments commencing on the earlier to occur of (x) the last day of the month upon which a registration statement to be filed by the Company covering the resale of the shares of common stock underlying the Note is declared effective by the Securities and Exchange Commission and (y) the six month anniversary of the date of issuance, (ii) upon the closing of a qualified offering, namely the Company raising gross proceeds of at least $4,000,000 or (iii) such earlier date as the Leviston Note is required or permitted to be repaid as provided by its terms. The Company, at its option, may redeem some or the entire then outstanding principal amount of the Leviston Note for cash..

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash. Upon the exercise of the warrants exercised for cash, we will receive an aggregate of approximately $5,091,000, based on exercise prices ranging from $0.75 to $0.36 depending on the terms of the applicable warrants.

The selling stockholders may sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “PRPO.” The last reported sale price of our common stock on February 4, 2019 was $0.17 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 3 in this prospectus to read about the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is
February 5, 2019

You should rely only on the information contained in this prospectus or in any free writing prospectus we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free writing prospectus. We take no responsibility for, and can provide no assurance, as to the reliability of any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside of the United States: we have not done anything that would permit this offering outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Precipio," "the Company," "we," "our," "us" or similar terms refer to Precipio, Inc., together with its subsidiaries.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section below as well as our Quarterly Report on form 10-Q for the third quarter ended September 30, 2018, filed with the SEC on November 19, 2018 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018, including our financial statements and the related notes contained therein before deciding to invest in shares of our common stock.

Overview

We are a cancer diagnostics company providing diagnostic products and services to the oncology market. We have built and continue to develop a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. We operate a cancer diagnostic laboratory located in New Haven, Connecticut and have partnered with the Yale School of Medicine to capture the expertise, experience and technologies developed within academia so that we can provide a better standard of cancer diagnostics and solve the growing problem of cancer misdiagnosis. We also operate a research and development facility in Omaha, Nebraska which focuses on further development of ICE-COLD-PCR (“ICP”), the patented technology described further below, which was exclusively licensed by us from Dana-Farber Cancer Institute, Inc.(“Dana-Farber”), at Harvard University. The research and development center focuses on the development of this technology, which we believe will enable us to commercialize other technologies developed by our current and future academic partners. Our platform connects patients, physicians and diagnostic experts residing within academic institutions. Launched in 2017, the platform facilitates the following relationships:

•	Patients: patients may search for physicians in their area and consult directly with academic experts that are on the platform. Patients may also have access to new academic discoveries as they become commercially available.

•	Physicians: physicians can connect with academic experts to seek consultations on behalf of their patients and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will also have access to new diagnostic solutions to help improve diagnostic accuracy.

•	Academic Experts: academic experts on the platform can make themselves available for patients or physicians seeking access to their expertise. Additionally, these experts have a platform available to commercialize their research discoveries.

We intend to continue updating our platform to allow for patient-to-patient communications and allow individuals to share stories and provide support for one another, to allow physicians to consult with their peers to discuss and share challenges and solutions, and to allow academic experts to interact with others in academia on the platform to discuss their research and cross-collaborate.

ICP was developed at Harvard and is licensed exclusively by us from Dana-Farber. The technology enables the detection of genetic mutations in liquid biopsies, such as blood samples. The field of liquid biopsies is a rapidly growing market, aimed at solving the challenge of obtaining genetic information on disease progression and changes from sources other than a tumor biopsy.

Gene sequencing is performed on tissue biopsies taken surgically from the tumor site in order to identify potential therapies that will be more effective in treating the patient. There are several limitations to this process. First, surgical procedures have several limitations, including:

•	Cost: surgical procedures are usually performed in a costly hospital environment.

•	Surgical access: various tumor sites are not always accessible (e.g. brain tumors), in which cases no biopsy is available for diagnosis.

•	Risk: patient health may not permit undergoing an invasive surgery; therefore, a biopsy cannot be obtained at all.

•	Time: the process of scheduling and coordinating a surgical procedure often takes time, delaying the start of patient treatment.

Second, there are several tumor-related limitations that provide a challenge to obtaining such genetic information from a tumor:

•	Tumors are heterogeneous by nature: a tissue sample from one area of the tumor may not properly represent the tumor’s entire genetic composition; thus, the diagnostic results from a tumor may be incomplete and non-representative.

•	Metastases: in order to accurately test a patient with metastatic disease, ideally an individual biopsy sample should be taken from each site (if those sites are even known). These biopsies are very difficult to obtain; therefore, physicians often rely on biopsies taken only from the primary tumor site.

The advent of technologies enabling liquid biopsies as an alternative to tumor biopsy and analysis is based on the fact that tumors (both primary and metastatic) shed cells and fragments of DNA into the blood stream. These blood samples are called “liquid biopsies” that contain circulating tumor DNA, or ctDNA, which hold the same genetic information found in the tumor(s). That tumor DNA is the target of genetic analysis. However, since the quantity of tumor DNA is very small in proportion to the “normal” (or “healthy”) DNA within the blood stream, there is a need to identify and separate the tumor DNA from the normal DNA.

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ICP is an enrichment technology that enables the laboratory to focus its analysis on the tumor DNA by enriching, and thereby “multiplying” the presence of, tumor DNA, while maintaining the normal DNA at its same level. Once the enrichment process has been completed, the laboratory genetic testing equipment is able to identify genetic abnormalities presented in the ctDNA, and an analysis can be conducted at a higher level of sensitivity, to enable the detection of such genetic abnormalities. The technology is encapsulated into a chemical that is provided in the form of a kit and sold to other laboratories who wish to conduct these tests in-house. The chemical within the kit is added to the specimen preparation process, enriching the sample for the tumor DNA so that the analysis will detect those genetic abnormalities.

Recent Developments

On February 1, 2019, the Company filed with the SEC a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, or the Securities Act, 15,000,000 shares of common stock that may be issued to Lincoln Park under the Lincoln Park Purchase Agreement dated September 7, 2018. As of the filing of this Form S-3, the Form S-1 has not yet been declared effective by the SEC

Corporate Information

We were incorporated under the laws of the State of Delaware in March 1997. Our principal executive office is located at 4 Science Park, New Haven, Connecticut, 06511, and our telephone number is (203) 787-7888. Our website address is www.precipiodx.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investors section of our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock trades on the NASDAQ Capital Market, or NASDAQ, under the symbol “PRPO.”

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q filed with the SEC, which are incorporated by reference into this registration statement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act, which are subject to the "safe harbor" created by those sections. The forward-looking statements are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the progress, timing and amount of expenses associated with our development and commercialization activities;

•	our plans and ability to develop and commercialize new products and services, and make improvements to our existing products and services;

•	our ability or the amount of time it will take to achieve successful reimbursement of our existing and future products and services from third-party payors, such as commercial insurance companies and health maintenance organizations, and government insurance programs, such as Medicare and Medicaid;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products;

•	the success of our study to demonstrate the impact of academic pathology expertise on diagnostic accuracy, and any other studies or trials we may conduct;

•	our intention to seek, and our ability to establish, strategic collaborations or partnerships for the development or sale of our products and the effectiveness of such collaborations or partnerships;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing, as well as our ability to obtain such additional financing on reasonable terms;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing, as well as our ability to obtain such additional financing on reasonable terms;

•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our products;

•	our ability to build a sales force to market our products and services, and anticipated increases in our sales and marketing costs due to an expansion in our sales force and marketing activities;

•	federal and state regulatory requirements, including potential United States Food and Drug Administration regulation of our products or future products;

•	anticipated trends and challenges in our potential markets;

•	our ability to attract and retain key personnel; and

•	other factors discussed elsewhere in this prospectus

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

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The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Assuming the cash exercise of all of the warrants covering the 11,327,119 shares of our common stock being registered hereunder, we will receive an aggregate of approximately $5,091,000 based on exercise prices ranging from $0.75 to $0.36 depending on the terms of the applicable warrants. We intend to use such proceeds, if any, for general corporate purposes, including working capital. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our independent registered public accountants.

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DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the common stock we may offer under this prospectus. The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, amended and restated bylaws, and certificate of designations, which are exhibits to the registration statement of which this prospectus forms a part, and copies of which have been previously filed with the SEC.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2019, there were 76 holders of record of our common stock, and we had 48,368,593 shares of common stock outstanding and 47 shares of Series B preferred stock outstanding which are convertible into an aggregate of 313,333 shares of common stock.

As of January 31, 2019, we had reserved 3,399,076 shares of our common stock for issuance pursuant to outstanding stock options, at a weighted average price of $1.06 per share, 13,763,608 shares of our common stock for issuance pursuant to outstanding warrants, at a weighted average price of $1.25 per share, and 2,665,289 shares of our common stock for future issuance pursuant to our 2017 Stock Option and Incentive Plan.

Common Stock

We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Subject to the preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors, out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. There are no sinking fund provisions applicable to our common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated and issued and may designate and issue in the future.

Our common stock is listed on the NASDAQ Capital market under the symbol “PRPO.”

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. We have authorized 15,000,000 shares of preferred stock of which 14,999,953 shares are currently undesignated as to their preferences, privileges and restrictions. Our Board of Directors will determine the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, including dividend rights, conversion rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our amended and restated certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series B Preferred Stock

On August 25, 2017, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) with the State of Delaware, which designates 6,900 shares of our preferred stock as Series B Senior Convertible Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock has a stated value of $1,000 per share and a par value of $0.01 per share.

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If, prior to the second anniversary of the original issue date of the Series B Preferred Stock, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the then effective conversion price, then the conversion price will be reduced to equal the higher of (A) such lower price or (B) $0.05, subject to an exception for the following types of issuances (i) issuances to our employees, officers or directors pursuant to any stock or option plan adopted by a majority of the non-employee members of our Board of Directors or committee thereof, (ii) issuances upon the exercise or exchange of any securities issued in connection with the Company’s offering of preferred stock on August 28, 2017 (the “August 2017 Offering”) or convertible into shares of common stock issued and outstanding on the date of the underwriting agreement entered into in connection with the August 2017 Offering, provided that such securities have not been amended since the date of the underwriting agreement to increase the number of securities or decrease the exercise, exchange or conversion price, or (iii) issuances pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our Board of Directors, provided that such securities are “restricted securities” under Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the 90-day period following the original issuance date of the Series B Preferred Stock, and provided that any such issuance is to a person or its equity holders that is an operating company or an owner of an asset in a business synergistic with the business of our company and will provide our company with additional benefits in addition to the investment of funds, but will not include a transaction in which we issue securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

In the event of a liquidation, the holders of Series B Preferred Shares are entitled to an amount equal to the par value of the Series B Preferred Stock and thereafter to participate on an as-converted-to-common stock basis with holders of the common stock in any distribution of our assets to the holders of the common stock. The Series B Certificate of Designation provides, among other things, that we will not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each Series B Preferred Share on an as-converted basis. Other than as set forth in the previous sentence, the Series B Certificate of Designation provides that no other dividends will be paid on Series B Preferred Shares and that we will pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence. The Series B Certificate of Designation does not provide for any restriction on the repurchase of Series B Preferred Shares by us while there is any arrearage in the payment of dividends on the Series B Preferred Shares. There are no sinking fund provisions applicable to the Series B Preferred Shares.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series B Preferred Shares will be entitled to receive upon conversion of the Series B Preferred Shares the same kind and amount of securities, cash or property which the holders would have received had they converted the Series B Preferred Shares immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the Series B Preferred Shares.

Notwithstanding the foregoing, in the event we are not the surviving entity of a fundamental transaction or in the event of a reverse merger or similar transaction where we are the surviving entity, then, automatically and contemporaneous with the consummation of such transaction, the surviving entity (or our company in the event of a reverse merger or similar transaction) will purchase the then outstanding shares of Series B Preferred Stock by paying and issuing, in the event that such consideration given to the holders of our common stock is non-cash consideration, as the case may be, to each holder an amount equal to the cash consideration plus the non-cash consideration in the form issuable to the holders of our common stock (in the case of a reverse merger or similar transaction, shares of common stock issuable to the holders of the acquired company) per share of our common stock in the fundamental transaction multiplied by the number of shares of common stock underlying the shares of Series B Preferred Stock held by the holder on the date immediately prior to the consummation of the fundamental transaction. Such amount will be paid in the same form and mix (whether securities, cash or property, or any combination of the foregoing) as the consideration received by holders of our common stock in the fundamental transaction.

With certain exceptions, as described in the Series B Certificate of Designation, shares of Series B Preferred Stock have no voting rights. However, as long as any shares of Series B Preferred Stock remain outstanding, the Series B Certificate of Designation provides that we may not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (b) increase the number of authorized shares of Series B Preferred Stock or (c) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of holders of Series B Preferred Stock.

Each share of Series B Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Series B Conversion Price. The “Series B Conversion Price” was initially $2.50 and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations and, as discussed above, certain dilutive issuances of our common stock or securities convertible into or exercisable for shares of our common stock. In November 2017, at the time of our issuance of our Series C Preferred Stock, the conversion price of the Series B Preferred Stock was reduced from $2.50 per share to $1.40 per share. In February 2018, we entered into an equity purchase agreement and, as a result, the conversion price of the Series B Convertible Preferred Stock was automatically adjusted from the reduced $1.40 per share price to $1.04 per share. On March 21, 2018, the Series B Conversion Price was reduced from $1.04 to $0.75 as a result of our letter agreement with certain holders of shares of our Series B Preferred Stock and Series C Preferred Stock (the “Letter Agreement”). In April 2018, as a result of a securities purchase agreement pursuant to which we agreed to issue up to approximately $3,296,703 in Senior Secured Convertible Promissory Notes, the conversion price of the Series B Convertible Preferred Stock was automatically adjusted from $0.75 per share to $0.30 per share. On November 29, 2018, as a result of the Amendment Agreement, the conversion price of our Series B Convertible Preferred Stock was automatically adjusted from $0.30 per share to $0.15 per share and is subject to further adjustment as set forth in the Series B Certificate of Designation. Notwithstanding the foregoing, the Series B Certificate of Designation further provides that we may not effect any conversion of Series B Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series B Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series B Preferred Stock Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Series B Preferred Stock Beneficial Ownership Limitation, provided that in no event may the Series B Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Series B Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

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As of January 31, 2019, all but 47 shares of the Series B Preferred Stock had been converted to shares of our common stock.

Series C Preferred Stock

On November 6, 2017, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) with the State of Delaware, which designates 2,748 shares of our preferred stock as Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The Series C Preferred Stock has a stated value of $1,000 per share and a par value of $0.01 per share.

If prior to the second anniversary of the original issue date of the Series C Preferred Stock, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue, any of our common stock or securities convertible into or exercisable for shares of our common stock at an effective price per share that is lower than the then effective conversion price, then the conversion price will be reduced to equal the higher of (A) such lower price or (B) $0.05, subject to an exception for the following types of issuances (i) issuances to our employees, officers or directors pursuant to any stock or option plan adopted by a majority of the non-employee members of our Board of Directors or committee thereof, (ii) issuances upon the exercise or exchange of any securities issued in connection with our November 2017 Offering or convertible into shares of common stock issued and outstanding on the date of the placement agency agreement entered into in connection with our November 2017 Offering, provided that such securities have not been amended since the date of the placement agency agreement to increase the number of securities or decrease the exercise, exchange or conversion price, or (iii) issuances pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of our Board of Directors, provided that such securities are “restricted securities” under Rule 144 and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the 90-day period following the original issuance date of the Series C Preferred Stock, and provided that any such issuance is to a person or its equity holders that is an operating company or an owner of an asset in a business synergistic with the business of our company and will provide our company with additional benefits in addition to the investment of funds, but will not include a transaction in which we issue securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

In the event of a liquidation, the holders of shares of Series C Preferred Stock are entitled to an amount equal to the par value of the Series C Preferred Stock and thereafter to participate on an as-converted-to-common stock basis with holders of the common stock in any distribution of our assets to the holders of the common stock. The Series C Certificate of Designation provides, among other things, that we will not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series C Preferred Stock on an as-converted basis. Other than as set forth in the previous sentence, the Series C Certificate of Designation provides that no other dividends will be paid on Series C Preferred Stock and that we will pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence. The Series C Certificate of Designation does not provide for any restriction on the repurchase of Series C Preferred Stock by us while there is any arrearage in the payment of dividends on the Series C Preferred Shares. There are no sinking fund provisions applicable to the Series C Preferred Shares.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series C Preferred Stock will be entitled to receive upon conversion of the Series C Preferred Stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series C Preferred Stock immediately prior to such fundamental transaction. Any successor to us or surviving entity is required to assume the obligations under the Series C Preferred Stock.

Notwithstanding the foregoing, in the event we are not the surviving entity of a fundamental transaction or in the event of a reverse merger or similar transaction where we are the surviving entity, then, automatically and contemporaneous with the consummation of such transaction, the surviving entity (or our company in the event of a reverse merger or similar transaction) will purchase the then outstanding shares of Series C Preferred Stock by paying and issuing, in the event that such consideration given to the holders of our common stock is non-cash consideration, as the case may be, to each holder an amount equal to the cash consideration plus the non-cash consideration in the form issuable to the holders of our common stock (in the case of a reverse merger or similar transaction, shares of common stock issuable to the holders of the acquired company) per share of our common stock in the fundamental transaction multiplied by the number of shares of common stock underlying the shares of Series C Preferred Stock held by the holder on the date immediately prior to the consummation of the fundamental transaction. Such amount will be paid in the same form and mix (whether securities, cash or property, or any combination of the foregoing) as the consideration received by holders of our common stock in the fundamental transaction.

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With certain exceptions, as described in the Series C Certificate of Designation, the shares of Series C Preferred Stock have no voting rights. However, as long as any shares of Series C Preferred Stock remain outstanding, the Series C Certificate of Designation provides that we may not, without the affirmative vote of holders of a majority of the then-outstanding Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C Preferred Stock or (c) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of holders of Series C Preferred Stock.

Each share of Series C Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the Series C Conversion Price. The “Series C Conversion Price” was initially $1.40 and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations and, as discussed above, certain dilutive issuances of our common stock or securities convertible into or exercisable for shares of our common stock. In February 2018, we entered into an equity purchase agreement and, as a result, the Series C Conversion Price was automatically adjusted from $1.40 per share to $1.04 per share. On March 21, 2018, the Series C Conversion Price was reduced to $0.75 as a result of the Letter Agreement. All of the Series C Preferred Stock had been converted to shares of our common stock by March 31, 2018. Notwithstanding the foregoing, the Series C Certificate of Designation further provides that we may not effect any conversion of Series C Preferred Shares, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series C Preferred Shares (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Series C Preferred Stock Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Series C Preferred Stock Beneficial Ownership Limitation, provided that in no event may the Series C Preferred Stock Beneficial Ownership Limitation exceed 9.99% and any increase in the Series C Preferred Stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The Series C Certificate of Designation provides that we will not be obligated to issue any shares of common stock, and a holder will not have the right to convert any portion of the Series C Preferred Stock, if such issuance (taken together with any prior issuance of shares of common stock upon conversion of the Series C Preferred Stock) would exceed 1,961,914 shares of common stock, which is the aggregate number of shares of common stock which we may issue upon conversion of the Series C Preferred Stock without breaching our obligations under the rules or regulations of the NASDAQ Capital Market, except that such limitation will not apply in the event that we (A) obtain the approval of our stockholders as required by the applicable rules of the NASDAQ Capital Market for issuances of common stock in excess of such number of shares of common stock or (B) obtain a written opinion from our outside counsel that such approval is not required, which opinion will be reasonably satisfactory to the holder. Because we obtained the approval of our stockholders on January 30, 2018, the foregoing limitation is no longer operative.

The Series C Certificate of Designation also prohibits us from issuing any shares of common stock or securities convertible or exercisable into common stock at a price per share below the then effective conversion price of the Series C Preferred Stock, subject to certain exceptions, or entering into any agreement or making any public announcement with respect to such a dilutive issuance, until we have filed a proxy statement under Section 14(a) of the Exchange Act or information statement pursuant to Section 14(c) of the Exchange Act with the SEC and obtained approval of the November 2017 Offering from our stockholders, including approval of issuances in excess of the maximum number of shares issuable under the rules and regulations of the NASDAQ Capital Market. Because we filed a proxy statement and obtained stockholder approval of the November 2017 Offering on January 30, 2018, the foregoing restriction is no longer operative.

Antitakeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of the Delaware General Corporation Law and of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially who, together with the entity's or person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporations.

 Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with our amended and restated certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our amended and restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No written consent of stockholders. Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our by-laws or removal of directors by our stockholder without holding a meeting of stockholders.

Meetings of stockholders. Our amended and restated by-laws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated bylaws.

Amendment to certificate of incorporation and bylaws. As required by the Delaware General Corporation Law, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our amended and restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our amended and restated bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the amended and restated by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

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Undesignated preferred stock. Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of director’s broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of forum. Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services (formerly Wells Fargo Shareowner Services). The transfer agent and registrar’s address is EQ Shareowner Services, 110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4101.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “PRPO.”

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SELLING STOCKHOLDERS

We are registering the shares of common stock in order to permit the selling stockholders to offer such shares. The selling stockholders have not had any material relationship with us or our affiliates within the past three years except as described in this prospectus.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by such selling stockholders, based on 48,368,593 shares of common stock outstanding as of January 31, 2019. The second column lists the number of shares of common stock beneficially owned by the selling stockholders assuming, as applicable, full exercise of its warrants. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

The Common Shares being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of convertible notes and upon exercise of warrants pursuant to the previously described Debt Financing Agreement, Crede Note and Leviston Note.

When we refer to “selling stockholders” in this prospectus, we mean the persons or entities listed in the table below, as well as their transferees, pledgees or donees or their successors. The selling stockholders may sell all, a portion or none of their shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. Except as otherwise indicated, the selling stockholders have sole voting and dispositive power with respect to such shares. Pursuant to the terms of the Crede Amendment and Leviston Agreement, for as long as Crede and Leviston hold any shares of Common Stock issued upon conversion of their respective convertible notes, they shall not sell, on any trading day, in excess of the greater of (i) 10,000 shares of Common Stock or (ii) 10% of the daily average composite trading volume of the Company’s common stock as reported by Bloomberg, LP (subject to adjustment for any stock splits or combinations, stock dividends, recapitalizations or similar event after the date hereof) for such Trading Day. Save for the aforementioned, the shares covered hereby may be offered from time to time by the selling stockholders.

The information set forth below is based upon information obtained from the selling stockholders and upon information in our possession regarding the issuance of shares of common stock to the selling stockholders in connection with the transaction.

	Column A		Column B	Column C
Name of Selling Stockholder	Shares Beneficially Owned Prior to the Date of this Prospectus		Number of Shares Subject to Sale Pursuant to this Prospectus	Shares Beneficially Owned After Sale of All Shares Subject to Sale Pursuant to this Prospectus
	Number	Percent		Number	Percent

M2B Funding Corp. (1)	2,540,400	4.9%	13,738,115	-	-
Alpha Capital Anstalt (2)	2,540,400	4.9%	8,328,186	-	-
Osher Capital Partners LLC (3)	1,507,806	3.0%	1,507,806	-	-
Dominion Capital LLC (4)	2,540,400	4.9%	2,854,618	66,668	*
Lincoln Park Capital Fund LLC (5)	2,540,400	4.9%	2,854,618	-	-
David Cohen (6)	2,275,255	4.6%	1,141,849	1,133,406	2.3%
Crede Capital Group LLC (7)	2,540,400	4.9%	8,579,882	-	-
Leviston Resources LLC (8)	2,540,400	4.9%	3,626,944	-	-
Alliance Global Partners (9)	232,000	*	232,000	-	-

TOTAL			42,864,018

* Represents beneficial ownership of less than 1%

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(1)	Represents 9,418,295 shares of common stock issuable upon conversion of our Senior Secured Convertible Promissory Notes assuming a $0.15 conversion price which is the floor conversion price and 4,319,820 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. The convertible notes and warrants are subject to a beneficial ownership limitation which precludes the holder thereof from converting such notes or exercising such warrants to the extent that such owner would beneficially own in excess of 4.99% of the Company’s common stock immediately after giving effect to the issuance of shares issuable upon conversion of the notes or exercise of the warrants. 11,197,715 shares have been excluded from Column A due to the beneficial ownership limitation. M2B Funding Corporation is managed by Daniel Kordash. Mr. Kordash could be deemed to have indirect beneficial ownership of these shares. The business address of M2B Funding Corporation is 17201 Collins Ave. Apt. 3207 Sunny Isles Beach, FL 33160.
(2)	Represents 4,668,549 shares of common stock issuable upon conversion of our Senior Secured Convertible Promissory Notes assuming a $0.15 conversion price which is the floor conversion price and 3,659,637 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. The convertible notes and warrants are subject to a beneficial ownership limitation which precludes the holder thereof from converting such notes or exercising such warrants to the extent that such owner would beneficially own in excess of 4.99% of the Company’s common stock immediately after giving effect to the issuance of shares issuable upon conversion of the notes or exercise of the warrants. 5,787,786 shares have been excluded from Column A due to the beneficial ownership limitation. Alpha Capital Anstalt is managed by Konrad Ackerman. Mr. Ackerman could be deemed to have indirect beneficial ownership of these shares. The business address of Alpha Capital Anstalt is 510 Madison Ave, New York, NY 10022.
(3)	Represents 847,623 shares of common stock issuable upon conversion of our Senior Secured Convertible Promissory Notes assuming a $0.15 conversion price which is the floor conversion price and 660,183 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. Osher Capital is managed by Ari Kluger. Mr. Kluger could be deemed to have indirect beneficial ownership of these shares. The business address of Osher Capital is 510 Madison Ave, New York, NY 10022.
(4)	Represents 1,831,502 shares of common stock issuable upon conversion of our Senior Secured Convertible Promissory Notes assuming a $0.15 conversion price which is the floor conversion price and 1,023,116 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. The beneficial ownership also consists of 66,668 shares of common stock issuable upon the exercise of other warrants that are currently exercisable. The convertible notes and warrants are subject to a beneficial ownership limitation which precludes the holder thereof from converting such notes or exercising such warrants to the extent that such owner would beneficially own in excess of 4.99% of the Company’s common stock immediately after giving effect to the issuance of shares issuable upon conversion of the notes or exercise of the warrants. 380,886 shares have been excluded from Column A due to the beneficial ownership limitation. Mikhail Gurevich, managing partner of Dominion Capital LLC, could be deemed to have indirect beneficial ownership of these shares. The business address of Dominion Capital LLC is 256 West 38th St, 15th Floor, New York, NY 10018.
(5)	Represents 1,831,502 shares of common stock issuable upon conversion of our Senior Secured Convertible Promissory Notes assuming a $0.15 conversion price which is the floor conversion price and 1,023,116 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. The convertible notes and warrants are subject to a beneficial ownership limitation which precludes the holder thereof from converting such notes or exercising such warrants to the extent that such owner would beneficially own in excess of 4.99% of the Company’s common stock immediately after giving effect to the issuance of shares issuable upon conversion of the notes or exercise of the warrants. 314,218 shares have been excluded from Column A due to the beneficial ownership limitation. Josh Scheinfeld could be deemed to have indirect beneficial ownership of these shares. The business address of Lincoln Park Capital Fund LLC is 440 North Wells Street, Chicago, IL 60654.
(6)	David Cohen is a director of the Company. Represents 732,602 shares of common stock issuable upon conversion of our Senior Secured Convertible Promissory Notes assuming a $0.15 conversion price which is the floor conversion price and 409,247 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. The beneficial ownership also consists of 860,881 shares of common stock; 210,379 shares of common stock issuable upon the exercise of other warrants that are currently exercisable; and 62,146 shares of common stock issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days of January 31, 2019. The business address for David Cohen is 299 Bishop Avenue, Bridgeport, CT 06610.
(7)	Represents 8,579,882 shares of common stock issuable to Crede pursuant to the terms of the Crede Note and assuming a $0.169 conversion price which is 90% of the Company’s closing stock price of $0.188 on January 31, 2019, all of which shares are covered by the registration statement that includes this prospectus. The Crede Note is subject to a beneficial ownership limitation which precludes the holder thereof from converting such note to the extent that such owner would beneficially own in excess of 4.99% of the Company’s common stock immediately after giving effect to the issuance of shares issuable upon conversion of the note. 6,039,482 shares have been excluded from Column A due to the beneficial ownership limitation. Terren Peizer could be deemed to have indirect beneficial ownership of these shares. The business address of Crede Capital Group LLC is 11601 Wilshire Blvd, Suite 1100, Los Angeles, CA 90025.
(8)	Represents 3,626,944 shares of common stock issuable to Leviston pursuant to the terms of the Leviston Note and assuming a $0.193 conversion price which is the VWAP of the Company’s stock on January 31, 2019, all of which shares are covered by the registration statement that includes this prospectus. The Leviston Note is subject to a beneficial ownership limitation which precludes the holder thereof from converting such note to the extent that such owner would beneficially own in excess of 4.99% of the Company’s common stock immediately after giving effect to the issuance of shares issuable upon conversion of the note. 1,086,544 shares have been excluded from Column A due to the beneficial ownership limitation. Michael Vinokur could be deemed to have indirect beneficial ownership of these shares. The business address of Leviston Resources LLC is 708 3rd Avenue, 6th floor, New York, NY 10017.
(9)	Represents 232,000 shares of common stock issuable upon the exercise of warrants, all of which shares are covered by the registration statement that includes this prospectus. David Bocchi could be deemed to have indirect beneficial ownership of these shares. The business address of Alliance Global Partners is 590 Madison Avenue, 36th floor, New York, NY 10022.

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PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the Selling Stockholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Precipio, Inc. as of and for the years ended December 31, 2017 and 2016 appearing in our Annual Report on Form 10-K filed for the year ended December 31, 2017, have been audited by Marcum LLP, independent registered public accounting firm, to the extent and for the periods as set forth in their report thereon, and incorporated herein by reference in reliance upon such report given on the authority of Marcum LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, NE, Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. Our common stock is listed on the NASDAQ Capital Market, and these reports, proxy statements and other information are also available for inspection at the offices of the NASDAQ Stock Market, Inc. located at 1735 K Street, NW, Washington, D.C. 20006.

We are required to file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the web site of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which permits us to disclose important information to you by referring you to these filed documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 19, 2018, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 16, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31 2018 filed with the SEC on May 21, 2018;

•	Our Current Reports on Form 8-K filed with the SEC January 31, 2018, February 9, 2018, February 13, 2018, February 26, 2018, March 14, 2018, March 21, 2018, March 30, 2018, April 23, 2018, April 26, 2018, May 14, 2018, June 4, 2018, June 15, 2018, July 6, 2018, July 18, 2018, August 9, 2018, August 22, 2018, September 13, 2018, September 20, 2018, September 25, 2018, September 27, 2018, October 16, 2018, November 16, 2018, December 3, 2018, December 20, January 7, 2019, January 22, 2019 and January 30, 2019;

•	The portions of our definitive proxy statement on Schedule 14A relating to our 2018 Annual Meeting of Stockholders, as filed with the SEC on May 29, 2018 that are deemed “filed” with the SEC under the Exchange Act.

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In addition, we hereby incorporate by reference into this prospectus all future documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the effective date of this Registration Statement and before we terminate the offering under this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus but not delivered with this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:

Precipio, Inc.

4 Science Park

New Haven, CT 06511

(203) 787-7888

A copy of any or all of the foregoing documents which we incorporate by reference in this prospectus may be accessed on our corporate web site at http://www.precipiodx.com (Click the “Investors” link and then the “SEC Filings” link).

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[                                   ] Shares of Common Stock

PROSPECTUS

[               ] , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Precipio in connection with the sale of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee		$987.07
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

* To be provided by amendment

Item 15. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 9.1 of Article IX of the Registrant’s Third Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), and Section 1 of Article V of the Registrant’s Amended and Restated Bylaws, as amended to date (the “Bylaws”) provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and that such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as otherwise provided in the Certificate of Incorporate or Bylaws, as applicable, the Registrant will indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Registrant. The right to indemnification conferred by the Certificate of Incorporation and Bylaws is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); and provided, further, that, if the General Corporation Law of the State of Delaware requires it, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Certificate of Incorporation or Bylaws, as applicable, or otherwise (hereinafter an “undertaking”).

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Section 9.2 of Article IX of the Certificate of Incorporation and Section 2 of Article V of the Bylaws provide that if a claim under Section 9.1 of Article IX of the Certificate of Incorporation or under Section 1 of Article V of the Bylaws, as applicable, is not paid in full by the Registrant within sixty (60) days after a written claim has been received by the Registrant, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Likewise, in any suit by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the Registrant shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met such standards. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right under such indemnification provisions of the Certificate of Incorporation or Bylaws, as applicable, or by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses shall be on the Registrant.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant also maintains a directors’ and officers’ liability insurance policy that insures the Registrant’s directors and officers against such liabilities as are customarily covered by such policies.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedule.

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that para that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act:

(i)	each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	That the Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(6)	That, of determining any liability under the Securities Act:

(i)	the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on February 5, 2019.

PRECIPIO, INC.

By:	/s/ Ilan Danieli

Ilan Danieli
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Ilan Danieli and Carl Iberger, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on February 5, 2019.

Signature	Title	Date

/s/ Ilan Danieli	Chief Executive Officer and Director (Principal	February 5, 2019
Ilan Danieli	Executive Officer)

/s/ Carl Iberger	Chief Financial Officer (Principal Financial	February 5, 2019
Carl Iberger	Officer and Principal Accounting Officer)

/s/ Samuel Riccitelli	Chairman of the Board of Directors	February 5, 2019
Samuel Riccitelli

/s/ Kathleen LaPorte	Director	February 5, 2019
Kathleen LaPorte

/s/ Mark Rimer	Director	February 5, 2019
Mark Rimer

/s/ Douglas Fisher, M.D.	Director	February 5, 2019
Douglas Fisher, M.D.

/s/ Jeffrey Cossman, M.D.	Director	February 5, 2019
Jeffrey Cossman, M.D.

/s/ David Cohen	Director	February 5, 2019
David Cohen

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EXHIBIT INDEX

Exhibit No.	Exhibit Title
2.1	Agreement and Plan of Merger, dated October 12, 2016 by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on October 13, 2016).
2.2	First Amendment to Agreement and Plan of Merger, dated as of February 3, 2017 by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on February 2, 2017).
2.3	Second Amendment to Agreement and Plan of Merger, dated as of June 27, 2017 by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filed on June 30, 2017).
3.1	Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s 8-K filed on June 30, 2017).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed on June 30, 2017).
3.3	Certificate of Elimination (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filed on June 30, 2017).
3.4	Certificate of Designation for Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on August 31, 2017).
3.5	Certificate of Designation for Series C Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on November 6, 2017).
4.1	Form of Certificate of the Company’s Common Stock (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-1 (Registration No. 333-32174) filed on March 10, 2000).
5.1*	Opinion Sichenzia Ross Ference LLP
23.1*	Consent of Marcum LLP.
23.2*	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)